Exhibit 8.1

[Letterhead of Bingham McCutchen LLP]

April 30, 2012

Manhattan Bancorp, Inc.
2141 Rosecrans Avenue, Suite 1100
El Segundo, California  90245

Bank of Manhattan, N.A.
2141 Rosecrans Avenue, Suite 1100
El Segundo, California 90245

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Manhattan Bancorp, a California corporation (“Manhattan Bancorp”), including the proxy statement/prospectus forming a part thereof, relating to (i) the proposed merger (the “CGBH Merger”) of CGB Holdings, Inc., a Delaware corporation (“CGB Holdings”), with and into Professional Business Bank, a California chartered commercial bank (“PBB”), and (ii) following the CGBH Merger, the proposed merger (the “Bank Merger”) of PBB with and into Bank of Manhattan, N.A., a national banking association (“Manhattan”) that is a direct, wholly owned subsidiary of Manhattan Bancorp.

We have participated in the preparation of the discussion set forth in the section entitled “MANHATTAN BANCORP AND PROFESSIONAL BUSINESS BANK PROPOSAL 1:  APPROVAL OF THE MERGER AGREEMENT -- United States Federal Income Tax Consequences of the Mergers” in the Registration Statement.  That discussion, subject to the limitations and qualifications described therein, sets forth our opinion as to the material federal income tax consequences generally applicable to U.S. holders of CGB Holdings common stock and PBB common stock as a result of the CGBH Merger and the Bank Merger.

In connection with our opinion we have examined and relied upon: (i) the Registration Statement; (ii) the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2011, by and among Carpenter Fund Manager GP, LLC, a Delaware limited liability company (“Carpenter”), Manhattan Bancorp, Manhattan, CGB Holdings, and PBB, as amended by the First Amendment to Agreement and Plan of Merger and Reorganization, dated January 18, 2012, by and among Carpenter, Manhattan Bancorp, Manhattan, CGB Holdings, and PBB (as so amended, the “Merger Agreement”); and (iii) the exhibits, annexes, and schedules attached to each of the foregoing documents (the documents referred to in clauses (i)-(iii), collectively, the “Merger Documents”).  In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies).  We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Merger Agreement or the other Merger Documents.

As to certain factual matters, we have relied upon, and our opinion is limited by, the representations of the various parties set forth in the Merger Documents and in certificates of Manhattan Bancorp, Manhattan, CGB Holdings, and PBB dated as of the date hereof (the “Certificates”).  Our opinion assumes (i) that all representations and statements set forth in the Merger Documents and in the Certificates will be true and correct in all material respects as of the effective time of the CGBH Merger and the Bank Merger (and that any such representations or statements made “to the best knowledge of”, “to the knowledge of”, in the “belief” of, in the “expectation” of, or otherwise similarly qualified, are true, correct and complete without any such qualification), and (ii) that the Merger Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Merger Documents and Certificates.

Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively.  We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.  Our opinion does not address the tax consequences of transactions effectuated prior to or after the CGBH Merger and the Bank Merger.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bingham McCutchen LLP